      As filed with the Securities and Exchange Commission on June 20, 1997
                                                 Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                           TRANSWORLD HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

            New York                                          75 Terminal Avenue                                    13-3098275
(State or other jurisdiction of                            Clark, New Jersey 07066                               (I.R.S. Employer
 incorporation or organization)                                 (908) 340-1144                                  Identification No.)
                                             (Address, including zip code, and telephone number,
                                      including area code, of registrant's principal executive offices)

                               -------------------

                               Wayne A. Palladino
                           Transworld HealthCare, Inc.
                               75 Terminal Avenue
                             Clark, New Jersey 07066
                                 (908) 340-1144
           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)

                              -------------------

    Copies of all communications, including communications sent to agent for service, should be sent to:

                            Leslie J. Levinson, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 702-5700

                               -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                               Proposed
Title of each class                             maximum        Proposed maximum
  of securities              Amount to be    offering price    aggregate offering         Amount of
to be registered              registered       per share             price             registration fee
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value(1)(2)..........       1,100,000          $6.50            $7,150,000             $2,166.66
=======================================================================================================

(1) Such 1,100,000 shares of Common Stock are issuable upon the exercise, in full, of warrants issued to the Holders (as defined herein). The exercise price of each warrant is $6.50 per share.

(2) Pursuant to Rule 416(a), this Registration Statement also covers an indeterminable number of additional shares as may become issuable in accordance with the terms of the warrants.

                               -------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, Dated June 20, 1997

PROSPECTUS

                           TRANSWORLD HEALTHCARE, INC.

           1,100,000 SHARES OF COMMON STOCK UNDERLYING PUBLIC WARRANTS

         This Prospectus relates to 1,100,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Transworld Healthcare, Inc., a New York corporation (the "Company"), issuable upon exercise of the Company's outstanding public common stock purchase warrants (the "Public Warrants"). Each Public Warrant entitles the holder thereof (the "Holder") to purchase one share of Common Stock at an exercise price of $6.50, subject to adjustment in certain circumstances, at any time until December 6, 1997. See "Description of Securities."

         The Public Warrants were issued as part of units (the "Public Units") in the Company's initial public offering on December 7, 1992, each Public Unit consisting of one share of Common Stock and one Public Warrant. The Common Stock and the Public Warrants are traded separately and quoted on the Nasdaq National Market under the symbols "TWHH" and "TWHHW," respectively. On June 18, 1997, the last sale prices of the Common Stock and the Public Warrants as reported on the Nasdaq National Market were $10 1/16 and $4 1/8, respectively. See "Description of Securities."

         No underwriter is being utilized by the Company in connection with this offering. The Company is bearing all costs relating to the registration, offering and sale of the Shares covered by this Prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

                                  -----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 2.

                                   -----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

         The Holders and any person participating in the distribution of the Common Stock offered hereby will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of the Common Stock. See "Plan of Distribution."

         The Shares offered hereby may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), by the Holders in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Holders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Holders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation). See "Plan of Distribution."

                The date of this Prospectus is             , 1997

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this Prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future demand for the Company's products and services, general economic conditions, government regulation, competition and customer strategies, capital deployment, the impact of pricing and reimbursement and other risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.

         The Shares being offered hereby involve a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors as well as other information described elsewhere in this Prospectus or incorporated herein by reference, relating to the business of the Company and this offering.


DEPENDENCE UPON REIMBURSEMENT BY THIRD-PARTY PAYORS; DELAYS IN REIMBURSEMENT

         Substantially all of the Company's revenues are received from third-party payors such as private insurance companies, self-insured employers, health maintenance organizations ("HMOs") and governmental payors under Medicare and Medicaid programs. The level of revenues and profitability of the Company, like those of other health care companies, is affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps. Government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, any of which may materially increase or decrease payments received by the Company for its services. In addition to being subject to frequent changes in Federal and state laws governing Medicare and Medicaid coverage and reimbursement policies, the Company is subject to governmental audit of the reimbursements it receives under Medicare and Medicaid programs. Any significant audit adjustment could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. A significant reduction in the coverage or payment rates of governmental or private third-party payors or in the percentage of the Company's services delivered to privately-insured patients, from whom the Company receives higher reimbursement than from patients enrolled in Medicare or Medicaid, would have a material adverse effect on the Company's revenues and profitability. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

         Medicare has released a policy relating to the coverage of respiratory medications, which may reduce the number of patients qualifying for Medicare coverage. This policy sets specific reimbursement rates for compounded, generic and branded respiratory medications and requires, effective December 1, 1996, that only licensed pharmacies may bill Medicare for certain Medicare reimbursed medications, including, but not limited to, respiratory medications. While the implementation of this policy should reduce the overall number of competitors in the respiratory medications market over the next year or so, the Company cannot predict at this time the extent of the positive or negative effect that this policy may have on the number of patients serviced by the Company, its pharmacy-based operations or the marketing opportunities created thereby.

         The United States Department of Health and Human Services ("HHS") is studying, among other things, the feasibility of changing the Medicare reimbursement system for home health care from cost reimbursement to prospective payment (i.e., a fixed fee for services rendered per episode of illness). The impact of such a change, if implemented, on the Company's results of operations cannot be predicted at this time and will depend, to a large extent, on the reimbursement methodology ultimately established. For the Company's fiscal year ended October 31, 1996, approximately 49.8% and 11.8%, respectively, of the Company's revenues were directly attributable to Medicare and Medicaid programs. The United States Congress and President Clinton have each proposed significant reductions in Medicare and Medicaid spending in connection with efforts to balance the budget of the United States. Although the Company cannot predict whether these or other Federal or state cost containment proposals will be adopted, the adoption of any such proposals could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

         The Company generally collects payments from third-party payors within an average of four months after services are rendered, but pays its accounts payable and employees currently. Government payors, such as Medicaid programs and, to a lesser extent, the Medicare program, tend to process claims more slowly than private third-party payors. Delays in reimbursement may cause working capital constraints on the Company's operations. In the past, the Company has been able to obtain financing through bank borrowings and internally generated funds to meet its working capital requirements. However, there can be no assurance that bank borrowings or other suitable methods of financing will be available when needed or, if available, will be on terms acceptable to the Company. Any substantial delays in reimbursement could adversely affect the Company's business, financial condition, cash flows and results of operations.


PENDING ACQUISITIONS; ACQUISITION AND EXPANSION STRATEGY; INTEGRATION OF NEW BUSINESSES

         The Company has entered into the Merger Agreement (as defined herein) to acquire the balance of Health Management, Inc.'s ("HMI") common stock not already owned by it. Completion of the acquisition of such HMI common stock (the "HMI Acquisition") is subject to the satisfaction of various closing conditions, including approval of the lenders under the Credit Facility (as defined herein), receipt of certain regulatory approvals and approval by HMI shareholders. There can be no assurance that the Merger Agreement will be completed in a timely manner or at all. According to HMI, if the Merger Agreement is not consummated or HMI does not continue satisfactory relationships with its suppliers, it is likely that HMI will seek protection under the Federal bankruptcy laws. See "Recent Developments."

         In addition, in June 1994, the Company entered into two stock purchase agreements, as amended, to acquire all of the issued and outstanding capital stock of VIP Health Services, Inc. and Kwik Care, Ltd. (collectively, the "VIP Companies"). The VIP Companies provide temporary nursing and related home health care services in the City of New York and surrounding areas through both a licensed and Medicare certified agency. The consummation of the acquisition of the VIP Companies is subject to, among other things, various conditions including the receipt of necessary governmental approvals (including the submission and approval of a plan of financing), the approval of the lenders under the Credit Facility, the accuracy at closing of various representations and warranties and the compliance by the sellers with certain covenants and agreements contained in the stock purchase agreements. The Company cannot predict when or whether all of the requisite consents and approvals will be obtained or whether the transaction will ultimately be consummated.

         On May 28, 1997 the board of directors of Transworld HealthCare (UK) Limited ("Transworld UK"), a wholly owned subsidiary of the Company, and the board of directors of Omnicare plc ("Omnicare") reached agreement on the terms of a recommended cash offer to acquire all the issued and to be issued capital stock of Omnicare. Omnicare provides respiratory equipment and services to home care patients in the United Kingdom under the terms of contracts and licenses with various United Kingdom National Health Service ("NHS") agencies. Omnicare also dispenses and supplies a range of medical and surgical products, principally ostomy products, to patients at home, as well as providing those patients with advisory and other services through its network of regional care centers. Completion of the transaction is subject to various conditions. The Company cannot predict when or whether the conditions to this transaction will be satisfied and when or whether the acquisition of Omnicare will be consummated.

         Approximately $162 million (67.9%) of the Company's pro forma total revenues for the year ended October 31, 1996 are attributable to HMI. Failure to complete the acquisitions of HMI, the VIP Companies and Omnicare would have a material adverse effect on the Company's near-term growth. HMI has been experiencing certain financial and operational difficulties.

         A principal component of the Company's business strategy involves acquiring other alternate site health care providers that can be integrated with its existing businesses. Since June 1992, the Company has completed the acquisition of ten (10) alternate site health care providers. The Company's ability to continue to expand its operations depends on a number of factors, including the availability of desirable locations for additional facilities, the availability of acquisition candidates and the ability of the Company to finance such expansion. Although the Company frequently explores acquisition possibilities, there can be no assurance that it will make any additional acquisitions or will be able to obtain additional financing for acquisitions or the development of additional facilities. The Company's $100 million senior secured credit facility (the "Credit Facility") requires the consent of the lenders in order to consummate acquisitions and there can be no assurance that any required consents can or will be obtained. The Company's acquisition strategy places significant demands on the Company's management, financial and other resources and there can be no assurance that the Company will be able to successfully integrate pending or future acquisitions or that the Company's acquisition and expansion strategy will ultimately prove profitable to the Company.


EXTENSIVE U.S. HEALTH CARE REGULATORY ENVIRONMENT

         The Company's business is subject to extensive Federal and state regulation. Federal regulation covers, among other things, Medicare and Medicaid billing and reimbursement, reporting requirements, certification standards for certain home health agencies and other types of health care providers, limitations on ownership and other financial relationships between a provider and its referral sources and approval by the Food and Drug Administration of the safety and efficacy of pharmaceuticals and medical devices. In addition, the requirements that the Company must satisfy to conduct its businesses vary from state to state. The Company believes that its operations comply with applicable Federal and state laws and regulations in all material respects. However, changes in the law or new interpretations of existing laws could have a material adverse effect on permissible activities of the Company, the relative costs associated with doing business and the amount of reimbursement for the Company's products and services paid by government and other third-party payors. The unavailability of formal advance rulings in most regulated areas subjects the Company to possible subsequent adverse interpretations and rulings in this regard.

         Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation, the Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system. The Company cannot predict the ultimate timing, scope or effect of any legislation concerning health care reform. Any proposed Federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for health care services and products, including alternate site health care. Various state agencies also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict whether any health care reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any health care reform legislation, if and when adopted, will not have a material adverse effect on the Company's business, financial condition, cash flows or results of operations.

         The Federal Medicare and Medicaid Anti-Kickback Statute (the "Anti-Kickback Statute") prohibits certain conduct involving improper payments in connection with the delivery of items or services covered by a number of Federal and state health care programs. Among other things, these prohibitions apply to anyone who knowingly and willfully solicits, receives, offers or pays any remuneration in return for referring an individual to another person for the furnishing, or arranging for the furnishing, of any item or service that may be paid, in whole or in part, by Medicare, Medicaid or other Federal health care programs. To date, courts have interpreted the Anti-kickback Statute to apply to a broad range of financial relationships between providers and referral sources, including physicians and other direct health care providers, as well as persons who do not have a direct role in the provision of health care services. Violations of the statute may result in civil and criminal penalties, including fines of up to $25,000 for each violation, exclusion from participation in the Medicare and Medicaid programs and imprisonment for up to five (5) years.

         The Federal "Stark Law," as amended (the "Amended Stark Law"), provides that where a physician has a "financial relationship" with a provider of "designated health services" (including, among other things, parenteral and enteral nutrients, equipment and supplies, home health services, radiation therapy, outpatient prescription drugs and home medical equipment, which are products and services provided by the Company), the physician is prohibited from referring a Medicare or Medicaid patient to the health care provider, and the provider is prohibited from billing Medicare or Medicaid, for the designated health service. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under the Amended Stark Law could result in refunds of any amounts billed, civil money penalties of not more than $15,000 for each such service billed, and possible exclusion from Medicare and Medicaid programs.

         The Office of Inspector General ("OIG") of HHS instituted "Operation Restore Trust" in May 1995 in the five states with the highest Medicare expenditures (California, Florida, New York, Texas and Illinois). Operation Restore Trust is intended to counter health care fraud, waste and abuse in targeted areas that HHS believes to be particularly vulnerable to fraud and abuse, including home health care, nursing homes and home medical equipment. The OIG has issued "Fraud Alerts" relating to improper business practices in home health care and the provision of medical supplies to nursing homes, and is expected to issue additional Fraud Alerts in the future as a means of advising the public of suspect business arrangements and practices in the health care industry. In addition, providers of home health care, home medical equipment, wound care supplies and other products and services are expected to be subject to increased scrutiny for practices involving fraud and abuse.

         Many states, including the states in which the Company operates, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with health care providers, which, while similar in certain respects to the Federal legislation, vary from state to state. Sanctions for violating these state restrictions may include loss of licensure and civil and criminal penalties. Certain states also have begun requiring health care practitioners to disclose to patients any financial relationship with a provider, including advising patients of the availability of alternative providers.

         The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-kickback Statute, the Amended Stark Law and applicable state laws, although because of the broad and sometimes vague nature of these laws, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these provisions. At this time, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of the applicable Federal and state laws may have on the Company's business, financial condition, cash flows or results of operations.


EXTENSIVE UNITED KINGDOM HEALTH CARE REGULATORY ENVIRONMENT

         Upon completion of the acquisition of Omnicare, a portion of the Company's operations will be based in the United Kingdom and subject to United Kingdom health care regulations. Omnicare's businesses are subject to detailed licensing regulations and price controls. The United Kingdom health care industry is dominated by the NHS and the timing and extent of further growth in the private health care services market cannot be projected with any degree of certainty. Substantially all of Omnicare's revenue is derived, directly or indirectly, through NHS reimbursements. There can be no assurance that changes in United Kingdom health care regulations will not have a material adverse effect on Omnicare and, upon completion of the acquisition, the Company's financial condition. See "-- Risks Associated with International Sales" and "Recent Developments."


RISKS ASSOCIATED WITH INTERNATIONAL SALES

         If the Company completes the acquisition of Omnicare and consequently commences international operations, the Company will become subject to the risks inherent in international business activities, including unexpected changes in regulatory requirements, tariffs, customs, duties, political risks and the burdens of compliance with foreign laws and regulations. Moreover, any significant fluctuation in the foreign currency exchange rates between the currencies of the United States and the United Kingdom may adversely affect the Company's business activities in the United Kingdom or the Company's business, results of operations and financial condition in general. See "Recent Developments."


COMPETITION

         The health care industry is highly competitive and includes a large number of providers. The Company competes with hospitals, nursing homes and other businesses that provide all types of health care services, many of which are larger and more established companies with significantly greater resources and access to capital and greater name recognition than the Company. There are relatively few barriers to entry in the markets that the Company serves.

         The Company's operations depend, to a significant degree, on its ability to recruit and retain qualified health care personnel. Competition from other companies in the alternate site health care industry for qualified personnel is intense, and there can be no assurance that the Company will be able to recruit or retain qualified personnel in the future. Any failure by the Company to recruit or retain qualified personnel could have a material adverse effect on its business, financial condition, cash flows or results of operations.


DEPENDENCE ON RELATIONSHIPS WITH REFERRAL SOURCES

         The development and growth of the Company's business depends to a significant extent on its ability to establish close working relationships with hospitals, clinics, nursing homes, physician groups, HMOs and other health care payors and providers. Although the Company believes that it has established adequate relationships in the markets in which it operates, there can be no assurance that existing relationships can be successfully maintained or that additional relationships can be successfully developed and maintained in existing and future markets.


SUPPLIERS

         The Company purchases its equipment and supplies, including drugs, home medical equipment, nutritional solutions and other materials required in connection with its therapies and specialized mail-order pharmacy and medical supplies operations, from various suppliers.

         HMI currently purchases Sandimmune(R) and Clozaril(R), drugs manufactured solely by Novartis, A.G., principally through wholesalers. If HMI were unable to purchase Sandimmune(R) or Clozaril(R) for any reason, its results of operations would be materially and adversely affected. In addition, as a result of HMI's recent financial condition, it has been subject to less favorable credit terms and credit limitations from certain of its suppliers. Decreased credit availability and less favorable credit terms can have a material adverse impact on results of operations and cash flows. However, upon completion of the merger, HMI will be a wholly-owned subsidiary of the Company and management anticipates that HMI's suppliers will resume customary credit policies at that time. See "Recent Developments."


CHANGES IN TREATMENT

         Certain of the Company's services and products, as well as certain of the services and products provided by HMI, are largely dependent on physicians continuing to prescribe the administration of certain drugs and services provided by the Company or HMI and the continued reimbursement of such products and services by third party payors, as the case may be. Alternative drug delivery systems or services and alternative drugs may affect the continued utilization of certain services or products. The Company cannot predict the ultimate impact of any such changes on its or HMI's business, nor can it predict the nature of future medical advances or their eventual impact on the Company's or HMI's business.


DEPENDENCE ON KEY MANAGEMENT AND HEALTH CARE PROFESSIONALS

         The Company is highly dependent upon its senior management team, including Timothy M. Aitken, its Chairman and Chief Executive Officer, and its staff of health care professionals. Mr. Aitken entered into a renewable one-year employment agreement with the Company in January 1997. Competition for qualified management personnel and health care professionals is substantial. The inability to attract and to retain qualified personnel could adversely affect the Company's business, financial condition, cash flows and results of operations. See "Recent Developments."


SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING WARRANTS AND OPTIONS

         As of June 18, 1997, there are an aggregate of 15,120,660 shares of Common Stock outstanding. Of such shares, 5,705,327 shares are generally freely transferable without restriction or further registration under the Securities Act, and the remaining shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder. See "Description of Securities."

         Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely effect prevailing market prices for the Common Stock. The Company has granted registration rights to (i) holders of warrants or shares covering an aggregate of 320,000 shares of Common Stock (giving effect to the exercise of the warrants but without giving effect to any anti-dilution adjustments) issued or issuable upon the exercise of warrants issued to the representative of the Company's initial public offering (the "IPO Representative's Warrants"), (ii) Paribas Principal, Inc., an affiliate of Banque Paribas, the agent of the Company's prior senior secured credit facility with respect to 425,000 shares of Common Stock, (iii) Hyperion TW Fund L.P. (the "Fund") with respect to 4,116,456 shares of Common Stock and (iv) Hyperion Partners II L.P. ("HPII") with respect to 5,298,877 shares of Common Stock as well as 3,000,000 shares of Common Stock issuable upon exercise of the warrants held by it. The Company has also entered into a stock purchase agreement with HPII with respect to an additional 1,234,176 shares of Common Stock, which shares will also be subject to a registration rights agreement with HPII. See "Recent Developments."

         The sale of Common Stock pursuant to such registration rights and the registration statement of which this Prospectus is a part, may adversely effect the prevailing market price of the Shares.

         As of the date of this Prospectus: 3,000,000 shares of Common Stock are issuable upon exercise of warrants issued to HPII (the "HPII Warrants") in connection with the Company's financings under a unit purchase agreement (the "Unit Purchase Agreement") between the Company and HPII consummated in May and July 1996; 1,100,000 shares of Common Stock are issuable upon exercise of the Public Warrants; 216,681 shares of Common Stock are issuable upon exercise of the IPO Representative's Warrants (giving effect to the exercise of the Public Warrants included in the IPO Representative's Warrants and any anti-dilution adjustments); and 90,000 shares of Common Stock are issuable upon exercise of other warrants. Also, in connection with a prior acquisition, the Company has entered into a stock price support arrangement whereby payments made by the Company under this arrangement may, at the Company's option, be made in shares of Common Stock.


NO SPECIFIC USE OF PROCEEDS; BROAD DISCRETION IN USE OF PROCEEDS

         The Company has not designated any specific use for the net proceeds from the exercise of the Public Warrants hereunder. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital and potential acquisitions and strategic investments.

Accordingly, management will have significant flexibility in applying the net proceeds hereunder. See "Use of Proceeds."


POSSIBLE VOLATILITY OF STOCK PRICE

         The market price for the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly financial performance, changes in analysts' earnings estimates and general conditions in the health care and alternate site health care industries. The market price of the Common Stock has fluctuated over the last two years and is likely to continue to fluctuate in the future. In addition, the Nasdaq National Market has, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Additional Common Stock becoming eligible for sale under Rule 144 of the Securities Act or otherwise may affect the volatility of the market price for Common Stock. See "-- Shares Eligible for Future Sale; Outstanding Warrants and Options."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares, but will receive proceeds from the exercise of the Public Warrants. The actual number of Public Warrants to be exercised and the amount of proceeds received therefrom cannot be predicted with any degree of certainty. If all of the Public Warrants are exercised, the Company will receive net proceeds of approximately $7,118,000. The Company intends to utilize the net proceeds from the exercise of the Public Warrants for general corporate purposes, including possible acquisitions. Aside from the agreements to acquire HMI and the VIP Companies and the offer to acquire the capital stock of Omnicare, the Company has not entered into agreements with respect to any other acquisitions. Pending the use of proceeds, the Company may repay a portion of any outstanding indebtedness under its Credit Facility and make temporary investments in bank certificates of deposit, short-term interest-bearing investments, prime commercial paper, United States government obligations, money market funds or other short-term securities.

                                   THE COMPANY

         The Company is a leading provider of a broad range of alternate site health care services and products. The Company provides the following services and products to patients in their homes or in an outpatient setting: (i) patient services, including nursing and para-professional services and radiation/oncology therapy; (ii) infusion therapy; and (iii) specialty pharmaceutical and medical supplies, home medical equipment and respiratory therapy (including disease state management products such as respiratory and diabetic medications and supplies, wound care dressings and ostomy and orthotic products). During the Company's fiscal year ended October 31, 1996, the Company derived 25.1% of its revenues from patient services, 13.1% of its revenues from infusion therapy and 61.8% of its revenues from specialized mail-order sales, home medical equipment and respiratory therapy. The Company's home health care and alternate site patient operations are concentrated in New York, New Jersey, Florida and Maryland, and the Company's specialty pharmaceutical and medical supplies operations provide products to patients nationwide. The Company believes that as a full-service alternate site health care provider it can be more responsive and flexible in dealing with the needs of referral sources, patients and attending physicians, distinguishing it from competitors who provide a more limited range of services.

         The Company's principal executive offices are located at 75 Terminal Avenue, Clark, New Jersey 07066, and the Company's telephone number is (908) 340-1144.


                               RECENT DEVELOPMENTS

         On November 13, 1996, the Company entered into several agreements providing for the acquisition of HMI by the Company in a series of transactions described herein. HMI, based in Buffalo Grove, Illinois, is a provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payors involved in such patients' care. For the year ended April 30, 1996 and the nine months ended January 31, 1997 (unaudited), HMI reported $158,860,000 and $120,030,000 of net sales and net losses of ($10,927,000) and ($31,348,000), respectively. Included in the net loss for the year end April 30, 1996 are charges of $16,840,000, resulting from: (i) a write-off of medical device inventory ($2,840,000); (ii) an additional provision reflecting a change in the estimation of the allowance for doubtful accounts ($8,400,000); (iii) costs associated with organizational consolidation and other cost reduction programs ($3,600,000); and (iv) professional fees related to certain shareholder litigation and restatement of fiscal 1995 financial statements ($2,000,000). Included in the net loss for the nine months ended January 31, 1997 are charges of $21,588,000, resulting from: (i) an additional provision reflecting a change in estimation of the allowance for doubtful accounts ($10,000,000); (ii) costs associated with overpayments from New York State Medicaid ($1,400,000); (iii) costs and other expenses related to the closing or sale of three retail pharmacies, including a goodwill write-off ($2,813,000); and (iv) costs estimated for the settlement of lawsuits ($7,375,000).

         On November 13, 1996, the Company acquired from HMI's senior lenders (collectively, the "Lenders") for a purchase price of $21,262,500, the senior secured indebtedness of HMI under the credit agreement (the "HMI Credit Agreement") dated March 31, 1995 between HMI, its subsidiaries and the Lenders. In addition, subject to the terms and conditions of an agreement between the Company and HMI dated November 13, 1996, as amended (the "Supplemental Agreement"), the Company also agreed to lend to HMI from time to time, but only until completion of the Stock Purchase Agreement (as defined below), up to $5,000,000 for working capital purposes. HMI is currently in default under the HMI Credit Agreement, but the Company has determined to forbear from exercising its remedies under the HMI Credit Agreement until July 15, 1997. As of January 13, 1997, the Company had advanced

$4,649,285 to HMI for working capital purposes. On November 13, 1996, the Company and HMI also entered into a stock purchase agreement, as amended (the "Stock Purchase Agreement"), pursuant to which the Company acquired on January 14, 1997, 8,964,292 newly issued shares of HMI common stock representing approximately 49% of HMI's outstanding common stock for a cash purchase price of $8,964,292, which actual cash outlay was reduced by the $4,649,285 advanced for working capital purposes pursuant to the Supplemental Agreement.

         On November 13, 1996, the Company and HMI also entered into an agreement and plan of merger, as subsequently amended (the "Merger Agreement"), whereby HMI will be acquired by the Company at a purchase price of $.30 per share for each outstanding share of HMI common stock not already owned by the Company. Consummation of the HMI Acquisition is subject to the satisfaction of various conditions, including approval of the lenders under the Credit Facility, receipt of certain regulatory approvals and approval by HMI's shareholders.

         On November 13, 1996, HMI also issued to the Company an option (the "Option"), exercisable until January 14, 1998, to purchase newly issued shares representing up to an additional 2% of HMI's then outstanding common stock for a purchase price of $1.00 per share (less amounts advanced pursuant to the Supplemental Agreement and not deducted under the Stock Purchase Agreement). At the closing of the Stock Purchase Agreement, the Company and HMI also entered into a registration rights agreement providing for the registration under the Securities Act, commencing on the earlier of June 30, 1997 or the date on which the Merger Agreement is terminated, of the shares of HMI common stock acquired by the Company pursuant to the Stock Purchase Agreement and issuable upon exercise of the Option.

         The Company plans to undertake a detailed review of productivity enhancing opportunities, as well as the carrying value of various assets, at certain operations and subsidiaries of HMI. Accordingly, goodwill associated with the acquisition of HMI will be reviewed for potential impairment, if any. The Company anticipates that this review may result in restructuring and other charges in the latter part of 1997. Based on the preliminary status of this review, it is not currently practicable to estimate the amount of charges, if any, that may result from these reviews.

         In connection with the Company's pending acquisition of HMI, HPII has purchased certain of HMI's trade payables aggregating approximately $18,000,000 at various discounts. The Company and HPII have entered into a stock purchase agreement pursuant to which HPII will purchase at closing 1,234,176 shares of Common Stock at a purchase price of $9.875 per share (representing an aggregate purchase price of $12,187,488) in exchange for the assignment to the Company of certain of such trade payables. Closing of the transaction is subject to, among other things, approval of the Company's shareholders. The shares of Common Stock issued pursuant to this agreement are also covered by the existing registration rights agreement with HPII.

         On January 8, 1997, the Company entered into a stock purchase agreement with HPII pursuant to which HPII agreed, subject to the conditions stated therein, to purchase 898,877 shares of Common Stock at a purchase price of $11.125 per share for an aggregate purchase price of $10,000,000 (the "Additional Shares"). The closing of the sale of the Additional Shares occurred on April 21, 1997. The Additional Shares are also covered by the existing registration rights agreement with HPII. See "Risk Factors -- Shares Eligible for Future Sale; Outstanding Warrants and Options."

         Effective March 26, 1997, the Company entered into a stock purchase agreement with the Fund, an affiliate of HPII, pursuant to which the purchaser agreed, subject to the conditions stated therein, to purchase 4,116,456 shares of the Company's Common Stock (the "March Shares") at a purchase price of $9.875 per share for an aggregate purchase price of $40,650,000. The closing of the sale of the

March Shares occurred on April 21, 1997. At the closing, the Company and the Fund entered into a registration rights agreement containing substantially the same terms and conditions as those contained in the existing registration rights agreement with HPII.

         On May 28, 1997 the board of directors of Transworld UK and the board of directors of Omnicare reached agreement on the terms of a recommended cash offer to acquire all the issued and to be issued capital stock of Omnicare. Omnicare provides respiratory equipment and services to home care patients in the United Kingdom under the terms of contracts and licenses with various United Kingdom NHS agencies. Omnicare also dispenses and supplies a range of medical and surgical products, principally ostomy products, to patients at home, as well as providing those patients with advisory and other services through its network of regional care centers. Transworld UK has received irrevocable undertakings to accept its offer from the only Director of Omnicare to hold Omnicare shares and from Stanton Industries Limited, representing in the aggregate, 4,249,500 shares or 35.9% of Omnicare's issued capital stock. Transworld UK also acquired 1,765,000 Omnicare shares from HPII on May 28, 1997 for $2,856,500. Accordingly, Transworld UK owns, or has received irrevocable undertakings to accept the offer in respect of, an aggregate of 6,014,500 shares, representing 50.8% of Omnicare's issued capital stock. Completion of the transaction is subject to various conditions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following information, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, is incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, as filed with the Commission on or about March 14, 1997;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997, as filed with the Commission on or about June 13, 1997;

         4. The Company's Report on Form 8-K dated October 28, 1996, filed with the Commission on or about November 12, 1996;

         5. The Company's Report on Form 8-K dated November 13, 1996, filed with the Commission on or about November 26, 1996;

         6. The Company's Report on Form 8-K dated January 14, 1997, filed with the Commission on or about January 22, 1997;

         7. Amendment No. 1 on Form 8-K/A to the Company's Report on Form 8-K dated January 14, 1997, filed with the Commission on or about March 21, 1997;

         8. Amendment No. 2 on Form 8-K/A to the Company's Report on Form 8-K dated January 14, 1997, filed with the Commission on or about March 27, 1997;

         9. The Company's Report on Form 8-K dated April 1, 1997, filed with the Commission on or about April 16, 1997;

         10. The Company's Report on Form 8-K dated April 21, 1997, filed with the Commission on or about May 6, 1997;

         11. Amendment No. 3 on Form 8-K/A to the Company's Report on Form 8-K dated January 14, 1997, filed with the Commission on or about June 10, 1997; and

         12. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on November 25, 1992 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of this Offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents). Requests should be directed to the Company, 75 Terminal Avenue, Clark, New Jersey 07066, Attention: Wayne A. Palladino, telephone number (908) 340-1144.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock currently consists of 30,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of June 18, 1997, there were 15,120,660 shares of Common Stock issued and outstanding (held by approximately 206 holders). No shares of Preferred Stock are issued or outstanding.

         On December 7, 1992, the Company offered in its initial public offering 1,600,000 Public Units, each Public Unit consisting of one share of Common Stock and one Public Warrant. As of June 18, 1997, there were 1,100,000 Public Warrants issued and outstanding.

         The Common Stock and the Public Warrants are quoted on the Nasdaq National Market under the symbols "TWHH" and "TWHHW," respectively.


PREFERRED STOCK

         The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of shares of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of the Company, and other preferences over the holders of the Common Stock.

         The Board of Directors may issue a series of Preferred Stock without action by the shareholders of the Company. The issuance of Preferred Stock may adversely affect the rights of the holders of shares of Common Stock. For example, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. In addition, the issuance of Preferred Stock may dilute the voting power of holders of shares of Common Stock (such as by issuing Preferred Stock with supervoting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests. The Company has no current plans to issue any Preferred Stock.


COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote. Holders of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of holders of the Common Stock in the Company's Restated Certificate of Incorporation. All outstanding shares of Common Stock are, and those shares of Common Stock issuable upon exercise of the Public Warrants hereunder will be, validly issued, fully paid and non-assessable.

PUBLIC WARRANTS

         The Holder of each Public Warrant is entitled, upon payment of the exercise price of $6.50 per share, to purchase one Share of Common Stock. The Public Warrants are exercisable at any time until December 6, 1997, provided that at such time a current prospectus relating to the Shares is in effect and the Shares are qualified for sale or exempt from qualification under applicable state securities laws.

         The Public Warrants contain provisions that protect the Holders thereof against dilution by adjustment of the exercise price upon the occurrence of certain events, such as stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets and other extraordinary events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof, will make a cash payment based upon the current market value of such fractional shares. The Holders of the Public Warrants do not possess any rights as shareholders of the Company unless and until they exercise the Public Warrants. During late 1993 and early 1994, the Company purchased an aggregate of 500,000 Public Warrants in the open market.


CERTAIN OTHER WARRANTS

         IPO Representative's Warrants. In December 1992, in connection with the Company's initial public offering, the Company issued IPO Representative's Warrants to purchase 160,000 Public Units to the representative of the underwriters in that offering. Pursuant to the terms thereof, holders of the IPO Representative's Warrants were entitled to purchase 160,000 shares of Common Stock at an exercise price of $6.60 per share, and an additional 160,000 shares (through the exercise of the warrant component of the Public Units included in the IPO Representative's Warrants) at an exercise price of $10.40 per share (currently $10.30 per share giving effect to certain anti-dilution adjustments). As of June 18, 1997, holders of the IPO Representative's Warrants have purchased 104,872 shares. As a result of the effect of anti-dilution provisions contained in the IPO Representative's Warrants, as of June 18, 1997 there were 216,681 shares of Common Stock issuable upon exercise of the balance of the IPO Representative's Warrants (including through the exercise of the warrant component of the Public Units included in the IPO Representative's Warrants).

         The Company has agreed with the holders of the IPO Representative's Warrants that, until December 14, 1997, upon the written demand of holders representing a majority of those warrants, it will use its best efforts to register under the Securities Act on two separate occasions, the securities issuable upon exercise of those warrants. In addition, until December 7, 1999, the Company has agreed to provide certain "piggyback" registration rights for the holders of the IPO Representative's Warrants. Holders of the IPO Representative's Warrants covering an aggregate of 160,000 shares of Common Stock exercised their piggyback registration rights, and, as a result such shares were included in registration statements filed with the Commission in June and August of 1995.

         HPII Warrants. Pursuant to the Unit Purchase Agreement, the Company issued the HPII Warrants to purchase an aggregate of 3,000,000 shares of Common Stock at an exercise price of $12.45 per share. The HPII Warrants expire on the fifth anniversary from the date of issuance and are non-redeemable by the Company. The HPII Warrants contain anti-dilution provisions and are subject to a registration rights agreement. See "Risk Factors -- Shares Eligible for Future Sale; Outstanding Warrants and Options."

THE COMPANY'S TRANSFER AGENT AND WARRANT AGENT

         The Company's Transfer Agent for the Common Stock and Warrant Agent for the Public Warrants is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         The sale of the Shares by the Holders upon exercise of the Public Warrants may be effected in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Holders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Holders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation).

         Under applicable rules and regulations under the Exchange Act, subject to certain exceptions, certain persons engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of one (1) business day (if such securities have an average daily trading volume ("ADTV") over a two month period of $100,000 and the public float value of the issuer's equity securities is $25 million or more) or five (5) business days (in all other cases), prior to the day of the pricing of the securities that are the subject of the distribution. Trading in "actively traded securities" by persons other than the issuer (or selling stockholder) and affiliates is exempt from such restrictions. "Actively traded securities" are securities with an ADTV of $1 million issued by issuers with a public float of at least $150 million. In addition, and without limiting the foregoing, the Holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including without limitation, Rules 100 through 105 of Regulation M promulgated under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the Shares by the Holders and any other such shareholders.

         The Company has agreed to pay for all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.

         An investor may only purchase the Shares being offered hereby if such Shares are qualified for sale or are exempt from registration under the applicable state securities laws of the state in which such prospective purchaser resides. The Company has not registered or qualified the Shares under any state securities laws and, unless the sale of Shares to a particular investor is exempt from registration or qualification under applicable state securities laws, the sale of such Shares to an investor may not be effected until such Shares have been registered or qualified with applicable state securities authorities.

         Upon any exercise of the Public Warrants after December 14, 1993, the Company has agreed to pay RAS Securities Corp. ("RAS"), the underwriter of the Company's initial public offering, a fee of 4% of the aggregate Public Warrant exercise price if the exercise of the Public Warrants was solicited by RAS, as designated in writing on the Warrant Certificate subscription form, and the payment of such solicitation fee is not in violation of Regulation M promulgated under the Exchange Act, the rules and regulations of the National Association of Securities Dealers, Inc. or applicable state securities laws. Notwithstanding the above, the warrant agreement covering the Public Warrants provides that payment of the solicitation fee is not mandatory during any week that such amounts payable, as reported by the Company's warrant agent, are in the aggregate less than $1,000, and the obligation to make such payments is suspended until the aggregate amount payable is at least $1,000.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted under the Business Corporation Law of the State of New York, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty owed to the Company or its shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of a director of the Company for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchases of the Company's securities.

         The Company's Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York law. The Company also has entered into indemnification agreements with each of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. Leslie J. Levinson, a partner in such firm, is the Secretary of the Company. In addition, Mr. Levinson holds options to purchase an aggregate of 19,781 shares of Common Stock.


                                     EXPERTS

         The consolidated financial statements and financial statement schedule of the Company as of October 31, 1996 and 1995 and for the three years in the period ended October 31, 1996 included in the Company's 1996 Annual Report on Form 10-K incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, as set forth in their report thereon. The Company's consolidated financial statements and financial statement schedule are incorporated herein in reliance on the report of Coopers & Lybrand, on the authority of said firm as experts in accounting and auditing.

         The financial statements and schedules of HMI, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding HMI's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company also is available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Stock and Public Warrants are quoted on the Nasdaq National Market. See "Incorporation of Certain Documents by Reference" and "Description of Securities."

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this Prospectus via the Electronic Data Gathering Analysis and Retrieval system ("EDGAR") and may be found on the Commission's web site at http://www.sec.gov. This Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part hereof or incorporated by reference herein. Copies of the Registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Electronic filings made via EDGAR are publicly available through the Commission's web site referenced above. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to this Registration Statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.

                          TRANSWORLD HEALTHCARE, INC.

                         INDEX TO FINANCIAL STATEMENTS


UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  Pro Forma Combined Balance Sheet - April 30, 1997..................................................   F-4

  Pro Forma Condensed Combined Statement of Operations - Year Ended October 31, 1996.................   F-5

  Pro Forma Condensed Combined Statement of Operations - Six Months Ended April 30, 1997.............   F-6

  Notes to Pro Forma Combined Balance Sheet..........................................................   F-7

  Notes to Pro Forma Condensed Combined Statement of Operations......................................   F-9

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Combined Financial Statements give effect to: (A) the Company's acquisition on November 13, 1996, of Health Management, Inc.'s ("HMI") senior secured indebtedness (the "Indebtedness") under the credit agreement between HMI and its senior lenders (the "HMI Credit Agreement") for $21,262,500; (B) the Company's acquisition on January 14, 1997 of 8,964,292 newly issued shares (the "Newly Issued Shares") of HMI's common stock, representing approximately 49% of HMI's outstanding common stock (after giving effect to the purchase of the Newly Issued Shares) for $1 per share or $8,964,292, which actual cash outlay was reduced by $4,649,685, advanced to HMI for working capital purposes between November 12, 1996 and January 14, 1997;
(C) borrowings under the Company's $100 million senior secured revolving credit facility (the "Credit Facility") to fund the transactions ((A) through (C) are collectively referred to as the "Initial Transactions"); (D) the proposed acquisition of the remaining 51% of HMI's outstanding common stock not already owned by the Company (9,330,182 shares for $.30 per share or $2,799,055; (E) the payment of the settlement of certain shareholder litigation of HMI; (F) the issuance of 1,234,176 shares of the Company's Common Stock to Hyperion Partners II L.P. ("HPII") as consideration for the acquisition of certain trade payables of HMI previously acquired by HPII (subject to the approval of the Company's shareholders) ((D) through (F) are collectively referred to as the "Subsequent Transactions") and (G) the sale on April 21, 1997 of 898,877 shares of the Company's Common Stock to HPII for a purchase price of $11.125 per share.

        The Unaudited Pro Forma Combined Balance Sheet, as adjusted, presents the Company's historical unaudited balance sheet as of April 30, 1997 and the Subsequent Transactions as if they had occurred on April 30, 1997. The Pro Forma Balance Sheet data for HMI was derived from the HMI Condensed Consolidated Balance Sheet (unaudited) as of January 31, 1997.

        The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 1996 presents the historical operations of the Company and the Initial Transactions as if they had occurred on November 1, 1995. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended October 31, 1996, as adjusted, reflects the Subsequent Transactions and the sale of the 898,877 shares to HPII as if they had occurred on November 1, 1995. The equity in losses and the Pro Forma Statement of Operations of HMI are derived from HMI's historical Statement of Operations for the twelve months ended October 31, 1996 (unaudited). Such statement was derived by taking HMI's audited historical Statement of Operations for the year ended April 30, 1996, subtracting the historical operations for the six months ended October 31, 1995 and adding the historical operations for the six months ended October 31, 1996.

        The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended April 30, 1997 presents the historical operations of the Company (unaudited) and the Initial Transactions as if they had occurred on November 1, 1995. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended April 30, 1997, as adjusted, reflects the subsequent Transactions and the sale of the 898,877 shares to HPII as if they had occurred on November 1, 1995. The equity in losses and the Pro Forma Statement of Operations of HMI are derived from HMI's historical Statement of Operations (unaudited) for the six months ended January 31, 1997.

        The acquisition of the Newly Issued Shares is accounted for under the equity method of accounting which will be reversed and fully consolidated upon the acquisition of the remaining 51% of HMI. Pro forma adjustments include fair value adjustments required under purchase accounting for the acquired assets and liabilities of HMI and are subject to revision. The final allocation of purchase price and the resulting amortization expense in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations will differ from the preliminary estimates due to the final allocation being based on: (i) actual closing date amounts of assets and liabilities and (ii) final appraised values of assets and liabilities.

        The Company plans to undertake a detailed review of productivity enhancing opportunities, as well as the carrying value of various assets, at certain operations and subsidiaries of HMI, accordingly, goodwill associated with the acquisition will be reviewed for potential impairment, if any. The Company anticipates that this review may result in restructuring and other charges in the latter part of 1997. Based on the preliminary status of this review, it is not currently practicable to estimate the amount of charges, if any, that may result from these reviews.

        Pro forma adjustments are based on Management's estimates of the financial effects of the Initial and Subsequent Transactions on the operations of the combined companies for the periods presented. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the accompanying notes and the Company's historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of HMI and notes thereto which are incorporated by reference or included in this registration statement on Form S-3. The Unaudited Pro Forma Combined Statement of Operations does not purport to present the results of operations of the Company as if the transactions assumed herein occurred at the beginning of fiscal 1996, nor is it indicative of the results of operations which may be achieved in the future.

                           TRANSWORLD HEALTHCARE, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                 April 30, 1997
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                                  Health
                                                           Transworld            Management,                           Transworld
                                                        HealthCare, Inc.           Inc.                             HealthCare, Inc.
                                                            April 30,            January 31,        Pro Forma          Pro Forma
                                                             1997                   1997            Adjustments        As Adjusted
                                                             ----                   ----            -----------        -----------
ASSETS
Current assets:
    Cash and temporary investments ...................  $      37,263       $       3,122     $     (7,931)  (a)       $   32,454
Accounts receivable,less allowance
for doubtful accounts.................................         32,599              28,377                 -                60,976
Inventories...........................................          1,985               8,325                 -                10,310
Prepaid income taxes..................................             62               1,327                 -                 1,389
Deferred income taxes.................................              -               2,917           (2,917)  (b)                -
Prepaid expenses and other current assets.............          7,337                 142                 -                 7,479
                                                         ------------       -------------     ------------             ----------
Total current assets..................................         79,246              44,210          (10,848)               112,608

Property & equipment, net.............................          4,084               3,337                 -                 7,421
Advances to and investment in HMI.....................         31,508                   -          (31,508)  (c)                -
Intangible assets, net of accumulated amortization...          43,658              30,767           (5,021)  (d)           69,404
Other assets..........................................          7,001                 141                 -                 7,142
                                                        -------------       -------------     ------------             ----------
Total assets..........................................  $     165,497       $      78,455     $    (47,377)            $  196,575
                                                        =============       =============     ============             ==========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, including
obligations under capital leases and amounts
to affiliates.........................................  $          37       $      31,709     $    (28,350)  (e)       $    3,396
Accounts payable, including amounts to affiliates.....          4,401              20,284          (15,197)  (f)            9,488
Accrued expenses and other current liabilities........          5,607               3,205             2,000  (g)           10,812
Accrued unusual charges and settlement costs..........              -               8,508           (4,550)  (h)            3,958
Acquisitions payable..................................             96                   -                 -                    96
                                                         ------------       -------------     ------------             ----------
Total current liabilities....................                  10,141              63,706          (46,097)                27,750

Long-term debt, including obligations
under capital leases..................................         35,494                 645                 -                36,139
Deferred income taxes and other.......................            651                   -                 -                   651
                                                         ------------       -------------     ------------             ----------
Total liabilities.....................................         46,286              64,351          (46,097)                64,540
                                                         ------------       -------------     ------------             ----------
Stockholders' equity:
Preferred stock, $.01 par value;
authorized 2,000 shares, issued
outstanding-none......................................              -                   -                -                      -
Common stock, $.01 par value;
authorized 30,000 shares, issued
and outstanding -15,104 shares........................            151                 549             (537)  (i)              163
Additional paid-in capital............................        112,799              45,958          (33,783)  (j)          124,974
Retained earnings.....................................          6,261             (32,403)          33,040   (k)            6,898
                                                           ----------       -------------     ------------             ----------
Total stockholders' equity............................        119,211              14,104           (1,280)               132,035
                                                           ----------       -------------     ------------             ----------
Total liabilities and stockholders' equity............     $  165,497       $      78,455     $    (47,377)            $  196,575
                                                           ==========       =============     ============             ==========

                          TRANSWORLD HEALTHCARE, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           Year Ended October 31, 1996
                      (In thousands, except per share data)
                                     (Unaudited)


                                                         Year Ended
                                                         October 31,
                                                           1996
                                                         Transworld                  Pro Forma
                                                       HealthCare, Inc.              Adjustments
                                                       ----------------              -----------
Net revenues . . . . . . . . . . . . . . . . . . .   $         76,304           $              -

Cost of revenues . . . . . . . . . . . . . . . . .             34,680                          -
                                                     ----------------           ----------------
Gross profit . . . . . . . . . . . . . . . . . . .             41,624                          -

Selling, general and administrative
    expenses . . . . . . . . . . . . . . . . . . .             33,552                          -

Non-recurring charges . . . . . . . . . . . . . .                   -                          -
                                                     ----------------           ----------------
Operating income (loss) . . . . . . . . . . . . .               8,072                          -
Settlement and other costs . . . . . . . . . . . .                  -                          -
Interest income . . . . . . . . . . . . . . . . .                 (75)                    (1,410) (a)
Interest expense  . . . . . . . . . . . . . . . .               4,427                      2,116  (b)
Equity in losses of HMI . . . . . . . . . . . . .                   -                     11,235  (c)
                                                     ----------------           ----------------
Income (loss) before income taxes and
    extraordinary loss . . . . . . . . . . . . . .              3,720                    (11,941)
Provision (benefit) for income taxes . . . . . . .              1,702                       (323) (d)
                                                     ----------------           ----------------
          Income (loss) before extraordinary loss    $          2,018           $        (11,618)
                                                     ================           ================

Income per share of common stock
    before extraordinary loss:
    Primary . . . . . . . . . . . . . . . . . . .    $           0.26                          -

    Fully diluted . . . . . . . . . . . . . . . .    $           0.26                          -


Weighted average number of shares
    outstanding:
    Primary . . . . . . . . . . . . . . . . . . .               7,741                          -

    Fully diluted . . . . . . . . . . . . . . . .               7,833                          -










                                                                             Twelve Months
                                                                                 Ended
                                                                              October 31,
                                                                                  1996
                                                            Transworld          Health                         Transworld
                                                           HealthCare, Inc.     Management,     Pro Forma    HealthCare, Inc
                                                             Pro Forma            Inc.         Adjustments    As Adjusted
                                                             ---------            ----         -----------    -----------
Net revenues . . . . . . . . . . . . . . . . . . . . .      $  76,304      $    161,554       $       -       $ 237,858

Cost of revenues . . . . . . . . . . . . . . . . . . .         34,680           127,892               -         162,572
                                                            ---------      ------------       ---------       ---------
Gross profit . . . . . . . . . . . . . . . . . . . . .         41,624            33,662               -          75,286

Selling, general and administrative
    expenses . . . . . . . . . . . . . . . . . . . . .         33,552            45,566          (1,113) (e)     78,005

Non-recurring charges . . . . . . . . . . . . . . . . .             -             7,000               -           7,000
                                                            ---------      ------------       ---------       ---------
Operating income (loss) . . . . . . . . . . . . . . . .         8,072           (18,904)          1,113          (9,719)
Settlement and other costs . . . . . . . . . . . . . .              -             7,200               -           7,200
Interest income . . . . . . . . . . . . . . . . . . . .        (1,485)              (38)          1,410 (f)        (113)
Interest expense  . . . . . . . . . . . . . . . . . . .         6,543             2,917          (2,457) (g)      7,003
Equity in losses of HMI . . . . . . . . . . . . . . . .        11,235                 -         (11,235) (h)          -
                                                            ---------      ------------       ---------       ---------
Income (loss) before income taxes and
    extraordinary loss . . . . . . . . . . . . . . . .         (8,221)          (28,983)         13,395         (23,809)
Provision (benefit) for income taxes . . . . . . . . .          1,379            (3,495)          5,358 (i)       3,242
                                                            ---------      ------------       ---------       ---------
          Income (loss) before extraordinary loss . . .     $  (9,600)     $    (25,488)      $   8,037       $ (27,051)
                                                            =========      ============       =========       =========

Income per share of common stock
    before extraordinary loss:
    Primary . . . . . . . . . . . . . . . . . . . . . .     $   (1.24)                 -              -       $   (2.74)

    Fully diluted . . . . . . . . . . . . . . . . . . .     $   (1.23)                 -              -       $   (2.71)


Weighted average number of shares
    outstanding:
    Primary . . . . . . . . . . . . . . . . . . . . . .         7,741                 -           2,133 (j)       9,874

    Fully diluted . . . . . . . . . . . . . . . . . . .         7,833                 -           2,133 (k)       9,966

                           TRANSWORLD HEALTHCARE, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         Six Months Ended April 30, 1997
                      (In thousands, except per share data)
                                   (Unaudited)


                                                            Six Months
                                                              Ended
                                                            April 30,
                                                              1997                                           Transworld
                                                            Transworld                Pro Forma            HealthCare, Inc.
                                                           HealthCare, Inc.          Adjustments             Pro Forma
                                                           ----------------          -----------             ---------
Net revenues . . . . . . . . . . . . . . . . . . . . .   $   40,966                $           -          $     40,966
Cost of revenues . . . . . . . . . . . . . . . . . . .       19,739                            -                19,739
                                                         ----------                -------------          ------------
Gross profit . . . . . . . . . . . . . . . . . . . . .       21,227                            -                21,227
Selling, general and administrative
    expenses . . . . . . . . . . . . . . . . . . . . .       17,004                            -                17,004
Non-recurring charges . . . . . . . . . . . . . . . . .           -                            -                     -
                                                         ----------                -------------          ------------
Operating income (loss) . . . . . . . . . . . . . . . .       4,223                            -                 4,223
Settlement and other costs . . . . . . . . . . . . . .            -                            -                     -
Interest income . . . . . . . . . . . . . . . . . . . .      (1,108)                         301  (a)             (807)
Interest expense  . . . . . . . . . . . . . . . . . . .       2,113                          144  (b)            2,257
Equity in losses of HMI . . . . . . . . . . . . . . . .         296                       13,388  (c)           13,684
                                                         ----------                -------------          ------------
Income (loss) before income taxes and
    extraordinary loss. . . . . . . . . . . . . . . . .       2,922                      (13,833)              (10,911)
Provision (benefit) for income taxes . . . . . . . . .        1,566                         (196) (d)            1,370
                                                         ----------                -------------          ------------
          Income (loss) before extraordinary loss . . .  $    1,356                $     (13,637)         $    (12,281)
                                                         ==========                =============          ============

Income per share of common stock
    before extraordinary loss:
    Primary . . . . . . . . . . . . . . . . . . . . . .  $     0.12                            -             $   (1.08)
    Fully diluted . . . . . . . . . . . . . . . . . . .  $     0.12                            -             $   (1.08)

Weighted average number of shares
    outstanding:
    Primary . . . . . . . . . . . . . . . . . . . . . .      11,360                            -                11,360
    Fully diluted . . . . . . . . . . . . . . . . . . .      11,360                            -                11,360


                                                                    Six Months
                                                                      Ended
                                                                   January 31,
                                                                     1997
                                                                     Health                                          Transworld
                                                                    Management,                 Pro Forma           HealthCare, Inc
                                                                     Inc.                      Adjustments          As Adjusted
                                                                     ----                      -----------          -----------
Net revenues . . . . . . . . . . . . . . . . . . . . .          $    79,507                $            -          $    120,473
Cost of revenues . . . . . . . . . . . . . . . . . . .               65,364                             -                85,103
                                                                -----------                --------------          ------------
Gross profit . . . . . . . . . . . . . . . . . . . . .               14,143                             -                35,370
Selling, general and administrative
    expenses . . . . . . . . . . . . . . . . . . . . .               30,626                        (1,400)(e)            46,230
Non-recurring charges . . . . . . . . . . . . . . . . .               4,213                             -                 4,213
                                                                -----------                --------------          ------------
Operating income (loss) . . . . . . . . . . . . . . . .             (20,696)                        1,400               (15,073)
Settlement and other costs . . . . . . . . . . . . . .                7,375                             -                 7,375
Interest income . . . . . . . . . . . . . . . . . . . .                   -                           705 (f)              (102)
Interest expense  . . . . . . . . . . . . . . . . . . .               2,014                        (1,466)(g)             2,805
Equity in losses of HMI . . . . . . . . . . . . . . . .                   -                       (13,388)(h)                 -
                                                                -----------                --------------          ------------
Income (loss) before income taxes and
    extraordinary loss. . . . . . . . . . . . . . . . .             (30,085)                       15,549               (25,151)
Provision (benefit) for income taxes . . . . . . . . .                  (25)                        6,220 (i)             7,565
                                                                -----------                --------------          ------------
          Income (loss) before extraordinary loss . . .         $   (30,060)               $        9,329          $    (32,716)
                                                                ===========                ==============          ============

Income per share of common stock
    before extraordinary loss:
    Primary . . . . . . . . . . . . . . . . . . . . . .                   -                             -          $      (2.43)
    Fully diluted . . . . . . . . . . . . . . . . . . .                   -                             -          $      (2.43)

Weighted average number of shares
    outstanding:
    Primary . . . . . . . . . . . . . . . . . . . . . .                   -                         2,088 (j)            13,448
    Fully diluted . . . . . . . . . . . . . . . . . . .                   -                         2,088 (k)            13,448

                          TRANSWORLD HEALTHCARE, INC.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                                 April 30, 1997
                     (In thousands, except per share data)
                                  (Unaudited)


(a)     Cash and temporary investments:
        To record acquisition of 9,329 shares of HMI's common
          stock for $.30 per share.................................. $  (2,799)
        To record payment of settlement of certain shareholder
          litigation................................................    (1,350)
        To record payment of acquisition related costs (legal,
          accounting and investment banking fees)...................    (1,750)
        To record payments on the intercompany debt from HMI to
          the Company in March 1997.................................    (2,032)
                                                                     ---------
                                                                     $  (7,931)
                                                                     =========

(b)     Deferred income taxes:
        To reverse HMI's historical deferred income taxes........... $  (2,917)
                                                                     =========

(c)     Advances to and investment in HMI:
        To eliminate advances to and investments in HMI............. $ (31,508)
                                                                     =========

(d)     Intangible assets, net of accumulated amortization:
        To record goodwill on the acquisition of HMI as follows:
          Purchase price in cash for 8,964 (at $1.00 per share)
            of newly issued shares of HMI representing 49% of
            HMI purchased in January 1997........................... $   8,964
          Purchase price in cash for remaining 9,329 shares of
            HMI (at $.30 per share) representing 51% of HMI
            not already owned by the Company........................     2,799
          Acquisition related costs (legal, accounting and
            investment banking fees; legal and tax contingencies)...     4,500
          Historical liabilities assumed............................    64,351
          Fair value adjustments to historical liabilities assumed..   (10,097)
                                                                     ---------
                Total cost of acquisition...........................    70,517
          Less:
            Historical assets.......................................    78,455
            Fair value adjustments to historical assets (goodwill
              and deferred taxes)...................................   (33,684)
                                                                     ---------
                Goodwill on the acquisition of HMI (thirty year
                  amortization)..................................... $  25,746
                                                                     =========
        Historical HMI goodwill..................................... $ (30,767)
        Acquired goodwill...........................................    25,746
                                                                     ---------
        Adjustment to reduce goodwill to calculated amount.......... $  (5,021)
                                                                     =========


The Company has selected the thirty-year amortization period for goodwill based on the likely period of time over which the related economic benefit will be realized. The Company believes its estimated goodwill life is reasonable given the continuing movement of patient care to noninstitutional settings, expanding demand due to demographic trends, the emphasis of the Company on establishing significant coverage in its local and regional markets, the consistent practice with other alternate site health care companies and other factors. At the balance sheet date, management assesses whether there has been permanent impairment in the value of goodwill and the amount of any impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of goodwill. The factors considered by management in deriving future cash flows include current operating results, trends and prospects of acquired businesses as well as the effect of demand, competition, market and other economic factors.

The Company plans to undertake a detailed review of productivity enhancing opportunities, as well as the carrying value of various assets, at certain operations and subsidiaries of HMI, accordingly, goodwill associated with the acquisition will be reviewed for potential impairment, if any. The Company anticipates that this review may result in restructuring and other charges in the latter part of 1997. Based on the preliminary status of this review, it is not currently practicable to estimate the amount of charges, if any, that may result from these reviews.

                          TRANSWORLD HEALTHCARE, INC.
            NOTES TO PRO FORMA COMBINED BALANCE SHEET - (Continued)
                                 April 30, 1997
                     (In thousands, except per share data)
                                  (Unaudited)


(e)    Current portion of long-term debt, including obligations under capital leases and amounts to affiliates:
       To record fair value adjustment (discount) to HMI's senior secured indebtedness...............   $ (7,087)
       To record the elimination of intercompany debt between HMI and the Company, net of discount...    (21,263)
                                                                                                        --------
                                                                                                        $(28,350)
                                                                                                        ========

(f)    Accounts payable, including amounts to affiliates:
       To record fair value adjustment (discount) to certain trade payables of HMI previously
         acquired by HPII and sold to the Company....................................................   $ (3,010)
       To record the elimination of intercompany trade payables between HMI and the Company, net of
         discount....................................................................................    (12,187)
                                                                                                        --------
                                                                                                        $(15,197)
                                                                                                        ========

(g)    Accrued expenses and other current liabilities:
       Accrual of acquisition related costs (legal and tax contingencies)............................   $  2,000
                                                                                                        ========

(h)    Accrued unusual charges and settlement costs:
       To record payment of settlement of certain shareholder litigation.............................   $ (4,550)
                                                                                                        ========

(i)    Common stock:
       To eliminate HMI's historical common stock....................................................   $   (549)
       To record the issuance of 1,234 shares of the Company's Common Stock to HPII ($0.01 per value)
         as consideration for the acquisition of certain trade payables of HMI's previously acquired
         by HPII.....................................................................................         12
                                                                                                        --------
                                                                                                        $   (537)
                                                                                                        ========

(j)    Additional paid-in capital:
       To eliminate HMI's additional paid-in capital.................................................   $(45,958)
       To record the issuance of 1,234 shares of the Company's Common Stock to HPII ($12,187-$12)....     12,175
                                                                                                        --------
                                                                                                        $(33,783)
                                                                                                        ========

(k)    Retained earnings:
       To eliminate HMI's historical retained deficit................................................   $ 32,403
       To reverse equity in losses in HMI............................................................        637
                                                                                                        --------
                                                                                                        $ 33,040
                                                                                                        ========


                          TRANSWORLD HEALTHCARE, INC.

                          NOTES TO PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended October 31, 1996
                     (In thousands, except per share data)
                                  (Unaudited)

(a)     Interest income:
        To book adjustments to interest income to reflect:
                Interest earned on HMI's senior secured indebtedness under the HMI Credit Agreement, at face value ($28,350) at 9.75%, net of inter-company interest income (49%)..................... $ (1,410)
                                                                                                                 ========
        A change in interest rates by one-eighth of a percent (1/8%) would impact interest income by $18.

(b)     Interest expense:
        To book adjustments to interest expense to reflect interest charged on pro forma debt under the
          Credit Facility as follows:
                Interest expense on cash borrowed to acquire HMI's senior secured indebtedness ($21,263)
                  at 7% (rate at January 31, 1997, net of .5% unused commitment fee)............................ $  1,488
                Interest expense on cash borrowed to acquire 8,964 shares of HMI's common stock for a
                  cash purchase price of $8,964 at 7% (net of .5% unused commitment fee)........................      628
                                                                                                                 --------
                                                                                                                 $  2,116
                                                                                                                 ========

        A change in interest rates by one-eighth of a percent (1/8%) would impact interest expense by $38.

(c)     Equity in losses of HMI:
        To record the amortization of goodwill associated with the stock purchase of 49% of HMI's outstanding common stock as follows:
                Purchase price in cash for 8,964 (at $1.00 per share) of newly issued shares of HMI............. $  8,964
                Acquisition related costs (legal, tax and accounting contingencies).............................    1,225
                Historical liabilities assumed (49%)............................................................   31,532
                Fair value adjustments to historical liabilities assumed (49%)..................................   (3,473)
                                                                                                                 --------
                        Total cost of acquisition...............................................................   38,248
                Less:
                        Historical assets (49%).................................................................   38,443
                        Fair value adjustments of historical assets (goodwill and deferred taxes) (49%).........  (16,505)
                                                                                                                 --------
                Goodwill associated with the stock purchase of 49% of HMI's outstanding common stock............ $ 16,310
                                                                                                                 ========

        Amortization of goodwill straight line over thirty years................................................ $    544
        Elimination of HMI's goodwill amortization (49%)........................................................     (595)
        To record 49% of HMI's ($25,488) historical net loss for the twelve months ended October 31, 1996.......   12,489
        To record 49% of pro forma adjustments to HMI's expenses (net of tax effect using HMI's historical effective tax rate for the period of 12%) as follows:
                Elimination of transaction related legal expenses (49%).........................................      (11)
                Elimination of inter-company interest expense (49%) on HMI's senior secured indebtedness........   (1,192)
                                                                                                                 --------
                                                                                                                 $ 11,235
                                                                                                                 ========

(d)     Provision (benefit) for taxes:
        Adjustments to tax expense on net taxable income attributable to pro forma adjustments and to reflect a
          consolidated effective tax rate indicative of the combined companies ($706 at 45.8%).................. $   (323)
                                                                                                                 ========

                          TRANSWORLD HEALTHCARE, INC.
                          NOTES TO PRO FORMA CONDENSED
                 COMBINED STATEMENT OF OPERATIONS - (Continued)
                      For the Year Ended October 31, 1996
                     (In thousands, except per share data)
                                  (Unaudited)

(e)    Selling, general and administrative expenses:
       To record the amortization of goodwill associated with the acquisition of HMI ($25,746) straight line
           over thirty years .................................................................................  $    858
       To record pro forma adjustments to HMI's selling, general and administrative expenses as follows:
           Elimination of historical goodwill amortization....................................................    (1,214)
           Elimination of transaction related legal expenses..................................................       (26)
           Elimination of duplicate board of directors expenses...............................................      (166)
           Elimination of chief executive officer expenses....................................................      (350)
           Elimination of duplicate public company expenses...................................................      (215)
                                                                                                                --------
                                                                                                                $ (1,113)
                                                                                                                ========

(f)    Interest income:
       To reverse pro forma interest income earned on HMI's senior secured indebtedness, net of inter-
           company interest income (49%).....................................................................   $  1,410
                                                                                                                ========

       A change in interest rates by one-eighth of a percent (1/8%) would impact interest income by $18.

(g)    Interest expense:
       To eliminate interest expense on HMI's senior secured indebtedness....................................   $ (2,457)
                                                                                                                ========
       A change in interest rages by one-eighth of a percent (1/8%) would impact interest expense by $35.

(h)    Equity in losses of HMI:
       To reverse pro forma equity in losses of HMI..........................................................   $(11,235)
                                                                                                                ========

(i)    Provision (benefit) for taxes:
       Adjustment to tax expense attributable to pro forma adjustments at the statutory rate of 40%...........  $  5,358
                                                                                                                ========

(j)    Primary earnings per share is calculated on the historical 7,741 weighted average shares of common
           stock outstanding plus 899 additional shares sold and 1,234 additional shares issued to HPII......     2,133 shares
                                                                                                                ========

(k)    Fully diluted earnings per share is calculated on the historical 7,833 weighted average shares of common stock outstanding plus 899 additional shares sold and 1,234 additional shares issued
           to HPII............................................................................................     2,133 shares
                                                                                                                ========

        The Company plans to undertake a detailed review of productivity enhancing opportunities, as well as the carrying value of various assets, at certain operations and subsidiaries of HMI, accordingly, goodwill associated with the acquisition will be reviewed for potential impairment, if any. The Company anticipates that this review may result in restructuring and other charges in the latter part of 1997. Based on the preliminary status of this review, it is not currently practicable to estimate the amount of charges, if any, that may result from this reviews.

                          TRANSWORLD HEALTHCARE, INC.
                          NOTES TO PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                    For the Six Months Ended April 30, 1997
                     (In thousands, except per share data)
                                  (Unaudited)

(a)        Interest income:
           To book adjustments to interest income to reflect:
                Interest earned on HMI's senior secured indebtedness under the HMI Credit Agreement, at
                    face value ($28,350) at 9.75% from November 1, 1996 through November 12, 1996 ..............  $    (92)
                Elimination of interest earned on cash loaned to HMI for working capital purposes ($4,649)
                    at 9.75% ...................................................................................        54
                Elimination of inter-company interest (49%) of HMI's senior secured indebtedness ...............       339
                                                                                                                   -------
                                                                                                                   $   301
                                                                                                                   =======
           A change in interest rates by one-eighth of a percent (1/8%) would impact interest income by $9.

(b)        Interest expense:
           To book adjustments to interest expense to reflect interest charged on pro forma debt under the
                Credit Facility from November 1, 1996 to the date of actual borrowing as follows:
                    Interest expense on cash borrowed to acquire HMI's senior secured indebtedness ($21,263)
                        at 7.16% (rate at April 30, 1997, net of .5% unused commitment fee) ..................   $    51
                    Interest expense on cash borrowed to loan to HMI for working capital purposes ($4,649)
                        at 7.16% (net of .5% unused commitment fee) ............................................        29
                    Interest expense on cash borrowed to acquire 8,964 shares of HMI's common stock for a cash purchase price of $8,964, which actual cash outlay was reduced by the $4,649 advanced for working capital purposes ($4,415) at 7.16% (net of .5% unused commitment
                        fee ....................................................................................        64
                                                                                                                   -------
                                                                                                                   $   144
                                                                                                                   =======

            A change in interest rated by one-eighth of a percent (1/8%) would impact interest expense by $19.

(c)         Equity in losses of HMI:
            To record the amortization of goodwill associated with the stock purchase of 49% of HMI's outstanding common stock as follows:
                    Purchase price in cash for 8,964 (at $1.00 per share) of newly issued shares of HMI ........   $ 8,964
                    Acquisition related costs (legal, tax and accounting contingencies) ........................     1,225
                    Historical liabilities assumed (49%) .......................................................    31,532
                    Fair value adjustments to historical liabilities assumed (49%) .............................    (3,473)
                                                                                                                   -------
                        Total cost of acquisition ..............................................................    38,248
                    Less:
                        Historical assets (49%) ................................................................    38,443
                        Fair value adjustments to historical assets (goodwill and deferred taxes) (49%) ........   (16,505)
                                                                                                                   -------
                            Goodwill associated with the stock purchase of 49% of HMI's outstanding common
                                stock ..........................................................................   $16,310
                                                                                                                   =======

            To record the following for the three months ended January 31, 1997:
                Amortization of goodwill straight line over thirty years .......................................   $   136
                Elimination of HMI's goodwill amortization (49%) ...............................................      (145)
                Elimination of inter-company interest expense (49%) on HMI's senior secured indebtedness .......      (339)
            To reverse 49% of HMI's ($1,299) historical net loss for the three months ended April 30, 1997 .....      (637)
            To record 49% of HMI's ($30,060) historical net loss for the six months ended January 31, 1997 .....    14,729
            To record 49% of pro forma adjustments to HMI's expenses (not tax effected as HMI historically booked no tax provision for the period) for the six months ended January 31, 1997 as follows:
                    Elimination of transaction related legal and accounting expenses (49%) .....................       (37)
                    Elimination of transaction related payments to executives (49%) ............................       (74)
                    Elimination of transaction related investment banking fees (49%) ...........................      (245)
                                                                                                                   -------
                                                                                                                   $13,388
                                                                                                                   =======

                          TRANSWORLD HEALTHCARE, INC.
                          NOTES TO PRO FORMA CONDENSED
                 COMBINED STATEMENT OF OPERATIONS - (Continued)
                    For the Six Months Ended April 30, 1997
                     (In thousands, except per share data)
                                  (Unaudited)


(d)    Provision (benefit) for taxes:
       Adjustment to tax expense on net taxable income attributable to pro forma adjustments and to reflect a
            consolidated effective tax rate indicative of the combined companies ($445 at 44%) ..................  $   (196)
                                                                                                                   =========

(e)    Selling, general and administrative expenses:
       To record the amortization of goodwill associated with the acquisition of HMI ($25,746) straight line
            over thirty years ...................................................................................  $    429

       To record pro forma adjustments to HMI's selling, general and administrative expenses as follows:
            Elimination of historical goodwill amortization .....................................................      (592)
            Elimination of transaction related legal expenses ...................................................       (79)
            Elimination of transaction related payments to executives ...........................................      (150)
            Elimination of transaction related investment banking fees ..........................................      (500)
            Elimination of duplicate board of directors expenses ................................................      (200)
            Elimination of chief executive officer expenses .....................................................      (204)
            Elimination of duplicate public company expenses ....................................................      (104)
                                                                                                                   ---------
                                                                                                                   $ (1,400)
                                                                                                                   =========

(f)    Interest income:
       To eliminate remaining 51% of inter-company interest income earned (actual and pro forma) on HMI's
            senior secured indebtedness under the HMI Credit Agreement, at face value ($28,350) at 9.75% ........  $    705
                                                                                                                   =========

       A change in interest rates by one-eighth of a percent (1/8%) would impact interest income by $9.

(g)    Interest expense:
       To eliminate inter-company interest expense on HMI's senior secured indebtedness under the HMI
            Credit Agreement, at face value ($28,350) and on cash loaned to HMI for working capital purposes.....  $ (1,466)
                                                                                                                   =========

       A change in interest rates by one-eighth of a percent (1/8%) would impact interest income by $21.

(h)    Equity in losses of HMI:
       To reverse pro forma equity in losses of HMI .............................................................  $(13,388)
                                                                                                                   =========
(i)    Provision (benefit) for taxes:
       Adjustment to tax expense on net taxable income attributable to pro forma adjustments and to reflect a consolidated effective tax rate indicative of the combined companies ................................  $  6,220
                                                                                                                   =========

(j)    Primary earnings per share is calculated on the historical 11,083 weighted average shares of common stock outstanding plus 1,234 additional shares issued to HPII and 854 additional shares sold to HPII
            on April 21, 1997 as if outstanding for the full six months ended April 30, 1997 ....................     2,088  shares
                                                                                                                   =========

(k)    Fully diluted earnings per share is calculated on the historical 11,085 weighted average shares of common stock outstanding plus 1,234 additional shares issued to HPII and 854 additional shares sold to HPII
            on April 21, 1997 as if outstanding for the full six months ended April 30, 1997 ....................     2,088  shares
                                                                                                                   =========

       The Company plans to undertake a detailed review of productivity enhancing opportunities, as well as the carrying value of various assets, at certain operations and subsidiaries of HMI, accordingly, goodwill associated with the acquisition will be reviewed for potential impairment, if any. The Company anticipates that this review may result in restructuring and other charges in the latter part of 1997. Based on the preliminary status of this review, it is not currently practicable to estimate the amount of charges, if any, that may result from these reviews.


================================================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPRESSION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                 Page

Risk Factors.............................................          2
Use of Proceeds..........................................         10
The Company..............................................         11
Recent Developments......................................         11
Incorporation of Certain Documents by Reference..........         14
Description of Securities................................         16
Plan of Distribution.....................................         19
Indemnification of Directors and Officers................         20
Legal Matters............................................         20
Experts..................................................         20
Available Information....................................         21
Financial Information....................................        F-1

================================================================================

                                   PROSPECTUS



                               1,100,000 Shares of

                             Common Stock Underlying

                               Public Warrants of

                           Transworld Healthcare, Inc.





                                             , 1997


================================================================================

                                     PART II


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses to be borne by the Company in connection with the sale and distribution of the Common Stock offered hereby. All of the amounts shown are estimates (except for the SEC filing fee).


      SEC filing fee.................................       $ 2,166.66
      Legal fees and expenses........................        10,000.00
      Accounting fees and expenses...................        10,000.00
      Printing expenses..............................         5,000.00
      Miscellaneous..................................         5,000.00
                                                            ----------
          Total fees and expenses....................       $32,166.66
                                                            ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (i) Article 7 of the Business Corporation Law of the State of New York, in general, allows corporations to indemnify their officers and directors against any judgment, fine, settlement and reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement and reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. Such Article establishes procedures for determining whether the standard of conduct has been met in the particular case, for timely notification to shareholders, for prepayment of expenses and for payment pursuant to a court order or as authorized by disinterested directors or the shareholders. Article 7 also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or by-laws or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or by-laws; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         (ii) Article 8 of the Company's Restated Certificate of Incorporation and Article 8 of the Company's By-Laws provide generally for indemnification of all officers and directors to the fullest extent permitted under the above-referenced New York statute.

         (iii) The Company also has a policy insuring it and its directors and officers against certain liabilities and has entered into indemnification agreements with each of its officers and directors.

ITEM 16.  EXHIBITS.

4.1 Specimen Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement (No. 33-50876) on Form S-1).

4.2 Warrant Agreement, including form of Warrant, dated December 7, 1992 (incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement (No. 33-50876) on Form S-1).

5.1* Opinion of Baer Marks & Upham LLP as to the legality of the securities being registered hereby.

23.1*    Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).

23.2*    Consent of Coopers & Lybrand L.L.P., independent accountants of the
         Company.

23.3* Consent of BDO Seidman, LLP, independent accountants of Health Management, Inc.

24*      Power of Attorney (included on page II-4 of this Registration
         Statement).


------------------------
*Filed herewith


ITEM 17.  UNDERTAKINGS.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised, that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clark, State of New Jersey, on the 20th day of June, 1997.

                          TRANSWORLD HEALTHCARE, INC.


                          By:  /s/ Timothy M. Aitken
                               -------------------------------------------------
                               Timothy M. Aitken
                               Chairman of the Board and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Timothy M. Aitken, Robert W. Fine and Wayne A. Palladino or either of them, as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities designated and on the 20th day of June, 1997.

        Signature                               Title

/s/  Timothy M. Aitken                Chairman of the Board and Chief
--------------------------            Executive Officer (Principal
     Timothy M. Aitken                Executive Officer)


/s/  Robert W. Fine                   President, Chief Operating Officer
--------------------------            and Director
     Robert W. Fine

/s/  Scott A. Shay                    Director
--------------------------
     Scott A. Shay

/s/  Wayne A. Palladino               Senior Vice President and Chief
--------------------------            Financial Officer (Principal Financial
     Wayne A. Palladino               and Accounting Officer)


/s/  Richard A. Yoken                 Director
--------------------------
     Richard A. Yoken

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT


EXHIBIT NUMBER      DESCRIPTION                               PAGE NUMBER
--------------      -----------                               -----------
  5.1               Opinion of Baer Marks & Upham LLP
                    as to the legality of the
                    securities being registered hereby.

  23.1              Consent of Baer Marks & Upham LLP
                    (included in Exhibit 5.1).

  23.2              Consent of Coopers & Lybrand
                    L.L.P., independent accountants of
                    the Company.

  23.3              Consent of BDO Seidman, LLP,
                    independent accountants of Health
                    Management, Inc.

  24                Power of Attorney (included on page
                    II-4 of this Registration
                    Statement).